SCHEDULE A

TO THE MUTUAL FUND SERVICES AGREEMENT BETWEEN
BPV FAMILY OF FUNDS
AND
ULTIMUS FUND SOLUTIONS, LLC

 FUNDS

BPV Core Diversification Fund
BPV Wealth Preservation Fund
BPV Low Volatility Fund
BPV Large Cap Value Fund
BPV Income Opportunities Fund
BPV High Quality Short Duration Income Fund
BPV Small Cap Fund

Amended as of November 18, 2015